As filed with the Securities and Exchange Commission on May 30, 2014
Registration No. 333-_____
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NxStage Medical, Inc.
(Exact name of registrant as specified in its charter)

Delaware	04-3454702
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

350 Merrimack Street, Lawrence, MA	01843
(Address of Principal Executive Offices)	(Zip Code)
2014 Omnibus Incentive Plan
(Full title of the plan)

Winifred L. Swan
Senior Vice President and General Counsel
NxStage Medical, Inc.
350 Merrimack Street
Lawrence, MA 01843
(Name and address of agent for service)

(978) 687-4700
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value per share	5,600,000 shares (1)	$13.06 (2)	$73,136,000	$9,420

(1)
The aggregate number of shares to be registered is subject to adjustment by reason of stock splits, stock dividends and other events pursuant to the terms of the 2014 Omnibus Incentive Plan, as applicable. Accordingly, pursuant to Rule 416 under the Securities Act of 1933 (“Securities Act”), this Registration Statement covers, in addition to the number of shares of common stock shown in the table above, an indeterminate number of shares of the Registrant’s common stock which may be subject to grant or otherwise issuable by operation of the provisions of the 2014 Omnibus Incentive Plan governing such adjustments.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon the average of the high ($13.31) and low ($12.80) sales price for the Registrant’s common stock as reported on the NASDAQ Global Select Market on May 22, 2014.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

NxStage Medical, Inc. (“NxStage” or “Registrant”), Commission File Number 000-51567, hereby incorporates the following documents filed with the Securities and Exchange Commission herein by reference:

•	NxStage’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on March 3, 2014;

•	NxStage’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, filed on May 8, 2014;

•	NxStage’s Current Reports on Form 8-K filed on January 6, 2014, January 13, 2014 (with respect to Item 1.01 only) and May 28, 2014; and

•	The description of NxStage’s common stock contained in the Registration Statement on Form 8-A filed on October 7, 2005, including any amendment or report updating such description of the common stock

All documents subsequently filed by NxStage pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be incorporated by reference in this Registration Statement and shall be deemed to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.
Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant has included such a provision in its Restated Certificate of Incorporation.
Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.
The Registrant’s Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

•	for any transaction from which the director derived an improper personal benefit.

The Registrant’s Amended and Restated Bylaws provide that:

•	it must indemnify its directors and officers to the fullest extent permitted by Delaware law;

•	it may indemnify its other employees and agents to the same extent that it indemnified its officers and directors, unless otherwise determined by its Board of Directors; and

•	it must advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.

The indemnification provisions contained in the Registrant’s Restated Certificate of Incorporation and Amended and Restated Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.
In addition to the indemnification provided for in the Registrant’s Restated Certificate of Incorporation and Amended and Restated Bylaws, the Registrant has entered into indemnification agreements with each of its directors and executive officers. Each indemnification agreement provides that it will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director, officer, employee or agent of the Registrant, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. If the claim is brought by or on behalf of the Registrant, the Registrant will not be obligated to indemnify the director or executive officer if he or she is found liable to the Registrant, unless the court determines that, despite the adjudication of liability, in view of all the circumstances of the case the director or executive officer is fairly and reasonably entitled to be indemnified. In the event that the Registrant does not assume the defense of a claim against a director or executive officer, the Registrant is required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by the Registrant.
The Registrant also maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.
Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lawrence, Massachusetts on May 30, 2014.
NxSTAGE MEDICAL, INC.
By: /s/ Jeffrey H. Burbank
Jeffrey H. Burbank
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Further, we, the undersigned officers and directors of the Registrant hereby severally constitute and appoint Jeffrey H. Burbank, Matthew W. Towse and Winifred L. Swan, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, any and all amendments or supplements to this Registration Statement, including post-effective amendments to this Registration Statement, and generally to do all such things in connection therewith in our names and on our behalf in our capacities as indicated to enable the Registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to any and all amendments and supplements thereto.

Signature	Title	Date

/s/ Jeffrey H. Burbank	Chief Executive Officer and Director	May 30, 2014
Jeffrey H. Burbank	(Principal Executive Officer)

/s/ Matthew W. Towse	Chief Financial Officer and Senior Vice President	May 30, 2014
Matthew W. Towse	(Principal Financial Officer)

/s/ Kevin Hershberger	Chief Accounting Officer and Vice President	May 30, 2014
Kevin Hershberger	(Principal Accounting Officer)

/s/ Robert G. Funari	Chairman of the Board of Directors	May 30, 2014
Robert G. Funari

/s/ Daniel A. Giannini	Director	May 30, 2014
Daniel A. Giannini

Director
Earl R. Lewis

/s/ Jean K. Mixer	Director	May 30, 2014
Jean K. Mixer

/s/ Craig W. Moore	Director	May 30, 2014
Craig W. Moore

/s/ Reid S. Perper	Director	May 30, 2014
Reid S. Perper

/s/ Jay W. Shreiner	Director	May 30, 2014
Jay W. Shreiner

/s/ Barry M. Straube	Director	May 30, 2014
Barry M. Straube

EXHIBIT INDEX

Exhibit Number*	Description
4.1	Restated Certificate of Incorporation. Filed as Exhibit 3.4 to NxStage’s Amendment No. 2 to its Registration Statement on Form S-1/A filed on October 7, 2005.
4.2	Amended and Restated By-laws. Filed as Exhibit 3.5 to NxStage’s Amendment No. 2 to its Registration Statement on Form S-1/A filed on October 7, 2005.
5.1+	Opinion of Hogan Lovells US LLP.
10	2014 Omnibus Incentive Plan. Filed as Appendix B to NxStage’s Definitive Proxy Statement on Schedule 14A filed on April 24, 2014.
23.1+	Consent of Ernst & Young LLP, an independent registered public accounting firm.
23.2+	Consent of Hogan Lovells US LLP (included in its opinion in Exhibit 5).
24+	Powers of Attorney (contained in Part II hereof under Signatures and Power of Attorney).

*
Exhibits previously filed with the Securities and Exchange Commission as exhibits to Form S-1 or S-1/A were filed under Commission File Number 333-126711. All other previously filed exhibits were filed under Commission File Number 0-51567. All such exhibits are incorporated herein by reference.

+	Filed herewith.